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Exhibit 23.3

Consent of Independent Auditor

The Members
Alaska Tanker Company, LLC:

        We consent to the use of our report dated May 8, 2007, with respect to the balance sheets of Alaska Tanker Company, LLC as of December 31, 2006 and 2005, and the related statements of operations, members' equity and cash flows for each of the years in the three-year period ended December 31, 2006, included herein and to the reference to our firm under the heading Experts in this registration statement.

                                                                                                                          /s/ KPMG LLP

Portland, Oregon
September 20, 2007

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Consent of Independent Auditor